Exhibit 99.1

PRESS RELEASE	Contact: Peter G. Wiese
For Immediate Release	EVP & Chief Financial Officer (530) 898-0300
TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS
CHICO, CA – (January 27, 2021) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $23,657,000 for the quarter ended December 31, 2020, compared to $17,606,000 during the trailing quarter ended September 30, 2020 and $22,890,000 during the quarter ended December 31, 2019. Diluted earnings per share were $0.79 for the fourth quarter of 2020, compared to $0.59 for the third quarter of 2020 and $0.75 for the fourth quarter of 2019.
Financial Highlights
Performance highlights and other developments for the Company as of or for the three and twelve months ended December 31, 2020 included the following:
•For the three and twelve months ended December 31, 2020, the Company’s return on average assets was 1.24% and 0.91%, respectively, and the return on average equity was 10.37% and 7.18%, respectively.
•As of December 31, 2020, the Company reported total loans, total assets and total deposits of $4.76 billion, $7.64 billion and $6.51 billion, respectively.
•The loan to deposit ratio was 73.21% as of December 31, 2020, as compared to 76.12% at September 30, 2020 and 80.26% at December 31, 2019.
•For the current quarter, net interest margin was 3.79% on a tax equivalent basis as compared to 4.39% in the quarter ended December 31, 2019, an increase of 7 basis points from the 3.72% in the trailing quarter.
•Non-interest bearing deposits as a percentage of total deposits were 39.68% at December 31, 2020, as compared to 39.71% at September 30, 2020 and 34.15% at December 31, 2019.
•The average rate of interest paid on deposits, including non-interest-bearing deposits, decreased to 0.07% for the fourth quarter of 2020 as compared with 0.09% for the trailing quarter, and also decreased by 15 basis points from the average rate paid of 0.22% during the same quarter of the prior year.
•Total loan deferral modifications made under the CARES Act legislation had decreased to 28 loans totaling $48.4 million as of December 31, 2020, of which only seven loans totaling $5.8 million relate to second deferrals.
•Non-performing assets to total assets were 0.39% at December 31, 2020, as compared to 0.34% as of September 30, 2020, and 0.30% at December 31, 2019.
•Credit provision expense for loans and debt securities was $4.9 million during the quarter ended December 31, 2020, as compared to provision expense of $7.6 million during the trailing quarter ended September 30, 2020, and a reversal of provision totaling $0.3 million for the three month period ended December 31, 2019.
•Allowance for credit losses to total loans increased to 1.93% as of December 31, 2020, an increase of 12 basis points from 1.81% as of September 30, 2020, and a 78 basis point increase from January 1, 2020, following the Company's adoption of CECL.
•Gain on sale of loans for the three and twelve months ended December 31, 2020 totaled $3.5 million and $9.1 million, as compared to $1.1 million and $3.3 million for the equivalent periods ended December 31, 2019, respectively.
•The efficiency ratio was 55.11% for the fourth quarter of 2020, as compared to 59.44% in the trailing quarter and 59.92% in the same quarter of the 2019 year.
“As we close the doors to 2020 we recognize the challenges that lie ahead and acknowledge, more than ever, the need to focus on the fundamental drivers of value in our industry", commented Peter Wiese, EVP and Chief Financial Officer. Rick Smith, President and CEO added; "There was much accomplished and we have much to be thankful for about 2020, including the successful navigation of round one with PPP, the strongest residential mortgage origination year in the history of the Bank, and the implementation and utilization of new technologies to drive customer engagement, efficiency gains, and cost reductions to name just a few. We will continue to execute on our strategic priorities including organic loan and deposit growth, prudent expense management, active engagement in PPP lending and other programs for borrowers in need, and the deployment of capital through dividends and additional share repurchases."
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Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Annual Report on Form 10-K for the period ended December 31, 2020, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Summary Results
For the three and twelve months ended December 31, 2020, the Company’s return on average assets was 1.24% and 0.91%, respectively, and the return on average equity was 10.37% and 7.18%, respectively. For the three and twelve months ended December 31, 2019, the Company’s return on average assets was 1.40% and 1.43%, respectively, and the return on average equity was 10.03% and 10.49%, respectively.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
	December 31,	September 30,
(dollars and shares in thousands)	2020	2020	$ Change	% Change
Net interest income	$66,422	$63,454	$2,968	4.7%
Provision for credit losses	(4,850)	(7,649)	2,799	(36.6)%
Noninterest income	16,580	15,137	1,443	9.5%
Noninterest expense	(45,745)	(46,714)	969	(2.1)%
Provision for income taxes	(8,750)	(6,622)	(2,128)	32.1%
Net income	$23,657	$17,606	$6,051	34.4%
Diluted earnings per share	$0.79	$0.59	$0.20	33.9%
Dividends per share	$0.22	$0.22	$—	—%
Average common shares	29,757	29,764	(7)	0.0%
Average diluted common shares	29,863	29,844	19	0.1%
Return on average total assets	1.24%	0.95%
Return on average equity	10.37%	7.79%
Efficiency ratio	55.11%	59.44%

	Three months ended December 31,
(dollars and shares in thousands)	2020	2019	$ Change	% Change
Net interest income	$66,422	$64,196	$2,226	3.5%
(Provision for) reversal of credit losses	(4,850)	298	(5,148)	(1,727.5)%
Noninterest income	16,580	14,186	2,394	16.9%
Noninterest expense	(45,745)	(46,964)	1,219	(2.6)%
Provision for income taxes	(8,750)	(8,826)	76	(0.9)%
Net income	$23,657	$22,890	$767	3.4%
Diluted earnings per share	$0.79	$0.75	$0.04	5.3%
Dividends per share	$0.22	$0.22	$—	—%
Average common shares	29,757	30,520	(763)	(2.5)%
Average diluted common shares	29,863	30,650	(787)	(2.6)%
Return on average total assets	1.24%	1.40%
Return on average equity	10.37%	10.03%
Efficiency ratio	55.11%	59.92%

	Twelve months ended December 31,
(dollars and shares in thousands)	2020	2019	$ Change	% Change
Net interest income	$257,727	$257,069	$658	0.3%
(Provision for) reversal of credit losses	(42,813)	1,690	(44,503)	(2,633.3)%
Noninterest income	55,194	53,520	1,674	3.1%
Noninterest expense	(182,758)	(185,457)	2,699	(1.5)%
Provision for income taxes	(22,536)	(34,750)	12,214	(35.1)%
Net income	$64,814	$92,072	$(27,258)	(29.6)%
Diluted earnings per share	$2.16	$3.00	$(0.84)	(28.0)%
Dividends per share	$0.88	$0.82	$0.06	7.3%
Average common shares	29,917	30,478	(561)	(1.8)%
Average diluted common shares	30,028	30,645	(617)	(2.0)%
Return on average total assets	0.91%	1.43%
Return on average equity	7.18%	10.49%
Efficiency ratio	58.40%	59.71%

SBA Paycheck Protection Program
In March 2020, the Small Business Administration ("SBA") Paycheck Protection Program ("PPP") was created to help small businesses keep workers employed during the COVID-19 crisis. As a SBA Preferred Lender, the Company was able to provide PPP loans to small business customers. As of December 31, 2020, the total gross balance outstanding of PPP loans was $333,982,000 (approximately 2,300 loans) as compared to total PPP originations of $438,510,000 (approximately 2,900 loans). Included in the balance of outstanding PPP loans as of December 31, 2020 are approximately 630 loans totaling $88,623,000 that have been submitted to and are pending forgiveness by the SBA. In connection with the origination of these loans, the Company earned approximately $15,735,000 in loan fees, offset by deferred loan costs of approximately $763,000, the net of which will be recognized over the earlier of loan maturity, repayment or receipt of forgiveness confirmation. As of December 31, 2020 there was approximately $7,212,000 in net deferred fee income remaining to be recognized. During the three and twelve months ended December 31, 2020, the Company recognized $4,634,000 and $7,760,000, respectively, in fees on PPP loans.
In December 2020, the SBA announced plans for a second round of PPP lending with streamlined requirements for both borrowers and lenders. Effective Friday, January 15, 2021, Tri Counties Bank had launched and was accepting applications via an improved on-line portal which allows borrowers to open a new account and submit PPP applications under the new PPP guidance.

COVID Deferrals
Following the passage of the CARES Act legislation, the "Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus" was issued by federal bank regulators, which offers temporary relief from troubled debt restructuring accounting for loan payment deferrals for certain customers whose businesses are experiencing economic hardship due to Coronavirus. The Company continues to closely monitor the effects of the pandemic on our loan and deposit customers. Our management team continues to be focused on assessing the risks in our loan portfolio and working with our customers to mitigate where possible, the risk of potential losses. Beginning in April 2020, the Company implemented loan programs to allow certain consumers and businesses impacted by the pandemic to defer loan principal and interest payments.
The following is a summary of COVID related loan customer modifications with outstanding balances as of December 31, 2020:

			Modification Type		Deferral Term
(dollars in thousands)	Modified Loan Balances Outstanding	% of Total Category of Loans	Interest Only Deferral	Principal and Interest Deferral	90 Days	180 Days
Commercial real estate:
CRE non-owner occupied	$19,643	1.28%	87.1%	12.9%	—%	100.0%
CRE owner occupied	2,488	0.40	71.0	29.0	71.0	29.0
Multifamily	—	—	—	—	—	—
Farmland	—	—	—	—	—	—
Total commercial real estate loans	22,131	0.8	85.3	14.7	8.0	92.0
Consumer:
SFR 1-4 1st lien	457	0.1	100.0	—	—	100.0
SFR HELOCs and junior liens	—	—	—	—	—	—
Other	—	—	—	—	—	—
Total consumer loans	457	0.1	100.0	—	—	100.0
Commercial and industrial	772	0.2	86.1	13.9	9.0	91.0
Construction	24,998	8.8	100.0	—	—	100.0
Agriculture production	—	—	—	—	—	—
Leases	—	—	—	—	—	—
Total modifications	$48,358	1.0%	93.0%	7.0%	3.7%	96.3%
Total loan modifications associated with CARES Act legislation made during the twelve months ended December 31, 2020 totaled approximately $427,290,000 of which $48,360,000 remained outstanding under their modified terms as of December 31, 2020. During the three months ended September 30, 2020 and December 31, 2020, newly granted deferrals, inclusive of second deferrals, totaled approximately $100,170,000 and $12,720,000, respectively. The remaining balance of loans with modified terms are expected to conclude their modification period during the first half of fiscal 2021, however, as long as the current pandemic and recessionary economic conditions continue, it is anticipated that additional borrowers may request an initial or subsequent modification to their loan terms.
The total loan modifications made under the CARES Act during 2020 are inclusive of 13 loans (10 borrowers) with loan balances totaling $31,660,000 who requested and were granted a second modification and deferral. Eight of these second modifications and deferrals were for a period of three additional months, and six of the 13 loans had concluded their second deferral period and returned to their regular payment terms and are therefore not included in the table above. The remaining borrowers who received a second loan modification have outstanding loan balances totaling $5,840,000 million as of December 31, 2020, of which $2,000,000 has been classified as troubled debt restructurings by Management due to the likelihood of further changes to the contractual loan terms being necessary.

Management believes that its analysis of each borrower receiving a loan modification supports the ability of that borrower to return to their normal payment terms at the conclusion of the modification period. However, management determined that a risk rating downgrade to each credit receiving a deferral modification was prudent until such time that the borrower's actual payment performance supported an upgrade to the pre-modification risk grade.

Balance Sheet
Total loans outstanding excluding PPP grew to $4.44 billion as of December 31, 2020, an increase of 3.0% over the same quarter of the prior year, and an annualized increase of 3.3% over the trailing quarter. Investments outstanding increased to $1.72 billion as of December 31, 2020, an increase of 66.5% annualized over the trailing quarter. Average earning assets to total average assets continued to increase to 92.4% at December 31, 2020, as compared to 92.3% and 89.8% at September 30, 2020, and December 31, 2019, respectively. The Company's loan to deposit ratio was 73.2% at December 31, 2020, as compared to 76.1% and 80.3% at September 30, 2020, and December 31, 2019, respectively.
Total shareholders' equity increased by $22,852,000 during the quarter ended December 31, 2020, primarily as a result of net income of $23,657,000 and an increase in accumulated other comprehensive income of $6,704,000, partially offset by $6,546,000 in cash dividends paid on common stock and $1,523,000 in common stock repurchases. As a result, the Company’s book value increased to $31.12 per share at December 31, 2020 as compared to $30.31 and $29.70 at September 30, 2020, and December 31, 2019, respectively. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $23.09 per share at December 31, 2020, as compared to $22.24 and $21.69 at September 30, 2020, and December 31, 2019, respectively.
Trailing Quarter Balance Sheet Change

Ending balances	As of December 31,	As of September 30,	$ Change	Annualized % Change
(dollars in thousands)	2020	2020
Total assets	$7,639,529	$7,449,799	$189,730	10.2%
Total loans	4,763,127	4,826,338	(63,211)	(5.2)%
Total loans, excluding PPP	4,436,357	4,400,390	35,967	3.3%
Total investments	1,719,102	1,473,935	245,167	66.5%
Total deposits	$6,505,934	$6,340,588	$165,346	10.4%
The growth of deposit balances continued during the fourth quarter of 2020, increasing by $165,346,000 or 10.4% annualized. The available liquidity from deposit growth was allocated to fund investment growth during the period, which increased by $245,167,000, or 66.5% annualized. Total loans declined during the fourth quarter of 2020 by $63,211,000 or 5.2% on an annualized basis, largely attributed to the repayment or forgiveness of gross PPP loans outstanding, which declined by $103,811,000 during the quarter. Conversely, non-PPP loan balances increased by $35,967,000 or 3.3% of loan balances, during the quarter ended December 31, 2020.
Average Trailing Quarter Balance Sheet Change

Qtrly avg balances	As of December 31,	As of September 30,	$ Change	Annualized % Change
(dollars in thousands)	2020	2020
Total assets	$7,570,952	$7,380,961	$189,991	10.3%
Total loans	4,767,715	4,827,564	(59,849)	(5.0)%
Total loans, excluding PPP	4,363,873	4,389,672	(25,799)	(2.4)%
Total investments	1,572,511	1,376,212	196,299	57.1%
Total deposits	$6,341,175	$6,278,638	$62,537	4.0%
The decline in average total loans excluding PPP of $25,799,000, or 2.4% on an annualized basis, during the fourth quarter of 2020 was inconsistent with the actual period end growth as compared to the trailing quarter of $35,967,000 or 3.3% due to pay-downs or payoffs occurring early in the quarter as compared to originations occurring late in the quarter. The significant growth in both ending and average balances of investment securities was a direct result of management's focus on the deployment of excess cash balances which remained elevated due to continued deposit growth during the quarter.
Year Over Year Balance Sheet Change

Ending balances	As of December 31,
(dollars in thousands)	2020	2019	$ Change	% Change
Total assets	$7,639,529	$6,471,181	$1,168,348	18.1%
Total loans	4,763,127	4,307,366	455,761	10.6%
Total loans, excluding PPP	4,436,357	4,307,366	128,991	3.0%
Total investments	1,719,102	1,345,954	373,148	27.7%
Total deposits	$6,505,934	$5,366,994	$1,138,940	21.2%
As discussed in previous quarters, the PPP program generated significant increases in volume during the twelve months ended December 31, 2020 for both loan and deposit balances. While excess deposit proceeds are ratably being allocated to the purchase of investment securities with medium term durations to improve overall margin, we expect to maintain above average levels of liquidity through 2021, as the economic impacts of COVID-19 and amount of future stimulus both remain uncertain. Investment securities increased to $1,719,102,000 at December 31, 2020, a change of $373,148,000 or 27.7% from $1,345,954,000 at December 31, 2019.
Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
	December 31,	September 30,
(dollars in thousands)	2020	2020	$ Change	% Change
Interest income	$68,081	$65,438	$2,643	4.0%
Interest expense	(1,659)	(1,984)	325	(16.4)%
Fully tax-equivalent adjustment (FTE) (1)	258	254	4	1.6%
Net interest income (FTE)	$66,680	$63,708	$2,972	4.7%
Net interest margin (FTE)	3.79%	3.72%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,960	$1,876	$84
Net interest margin less effect of acquired loan discount accretion(1)	3.68%	3.61%		0.07%
PPP loans yield, net:
Amount (included in interest income)	$5,676	$2,603	$3,073
Net interest margin less effect of PPP loan yield (1)	3.68%	3.81%		(0.13)%
Acquired loans discount accretion and PPP loan yield, net: (1)
Amount (included in interest income)	$7,636	$4,479	$3,157
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	3.56%	3.69%		(0.13)%

	Three months ended December 31,
(dollars in thousands)	2020	2019	$ Change	% Change
Interest income	$68,081	$67,918	$163	0.2%
Interest expense	(1,659)	(3,722)	2,063	(55.4)%
Fully tax-equivalent adjustment (FTE) (1)	258	272	(14)	(5.1)%
Net interest income (FTE)	$66,680	$64,468	$2,212	3.4%
Net interest margin (FTE)	3.79%	4.39%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,960	$2,218	$(258)
Net interest margin less effect of acquired loan discount accretion(1)	3.68%	4.23%		(0.55)%

	Twelve months ended December 31,
(dollars in thousands)	2020	2019	$ Change	% Change
Interest income	$267,184	$272,444	$(5,260)	(1.9)%
Interest expense	(9,457)	(15,375)	5,918	(38.5)%
Fully tax-equivalent adjustment (FTE) (1)	1,069	1,201	(132)	(11.0)%
Net interest income (FTE)	$258,796	$258,270	$526	0.2%
Net interest margin (FTE)	3.96%	4.47%

Acquired loans discount accretion, net:
Amount (included in interest income)	$8,171	$8,137	$34
Net interest margin less effect of acquired loan discount accretion(1)	3.83%	4.36%		(0.53)%
PPP loans yield, net:
Amount (included in interest income)	$10,635	—	$10,635
Net interest margin less effect of PPP loan yield (1)	3.97%	—		3.97%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$18,806	$8,137	$10,669
Net interest margin less effect of acquired loans discount and PPP loan yield (1)	3.88%	4.36%		(0.48)%

(1)Information is presented on a fully tax-equivalent (FTE) basis. The Company believes the use of this non-generally accepted accounting principles (non-GAAP) measure provides additional clarity in assessing its results, and the presentation of these measures on a FTE basis is a common practice within the banking industry.
Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or accreted (added to) interest income over the remaining life of the loan. Generally, as time goes on, the effects of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining (unaccreted) discount or (unamortized) premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. As a result of the uncertain economic environment and corresponding interest rate volatility, the prepayment rate of portfolio loans, inclusive of those acquired at a premium or discount, increased during the fourth quarter of 2020. During the three months ended December 31, 2020, September 30, 2020, and December 31, 2019, purchased loan discount accretion was $1,960,000, $1,876,000, and $2,218,000, respectively.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the quarterly periods indicated:
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Three months ended			Three months ended			Three months ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$4,363,873	$55,339	5.04%	$4,389,672	$55,436	5.02%	$4,231,347	$56,862	5.46%
PPP loans	403,842	5,676	5.59%	437,892	2,603	2.36%	—	—	—%
Investments-taxable	1,458,856	6,022	1.64%	1,261,793	6,376	2.01%	1,236,717	9,246	2.97%
Investments-nontaxable (1)	113,656	1,121	3.92%	114,419	1,102	3.83%	119,350	1,179	3.92%
Total investments	1,572,512	7,143	1.81%	1,376,212	7,478	2.16%	1,356,067	10,425	3.05%
Cash at Federal Reserve and other banks	658,355	181	0.11%	611,719	175	0.11%	236,381	903	1.52%
Total earning assets	6,998,582	68,339	3.88%	6,815,495	65,692	3.83%	5,823,795	68,190	4.65%
Other assets, net	572,370			565,466			659,037
Total assets	$7,570,952			$7,380,961			$6,482,832
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,275,550	$43	0.01%	$1,339,797	$56	0.02%	$1,227,854	$229	0.07%
Savings deposits	2,145,543	405	0.08%	2,075,077	484	0.09%	1,859,652	1,261	0.27%
Time deposits	362,104	661	0.73%	387,922	872	0.89%	453,894	1,458	1.27%
Total interest-bearing deposits	3,783,197	1,109	0.12%	3,802,796	1,412	0.15%	3,541,400	2,948	0.33%
Other borrowings	32,504	4	0.05%	33,750	4	0.05%	20,247	3	0.06%
Junior subordinated debt	57,581	546	3.77%	57,475	568	3.93%	57,205	771	5.35%
Total interest-bearing liabilities	3,873,282	1,659	0.17%	3,894,021	1,984	0.20%	3,618,852	3,722	0.41%
Noninterest-bearing deposits	2,557,978			2,475,842			1,843,790
Other liabilities	232,224			112,112			114,605
Shareholders’ equity	907,468			898,986			905,585
Total liabilities and shareholders’ equity	$7,570,952			$7,380,961			$6,482,832
Net interest rate spread (1) (2)			3.71%			3.63%			4.24%
Net interest income and margin (1) (3)		$66,680	3.79%		$63,708	3.72%		$64,468	4.39%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Net interest income (FTE) during the three months ended December 31, 2020 increased $2,972,000 or 4.7% to $66,680,000 compared to $63,708,000 during the three months ended September 30, 2020. Over the same period, net interest margin increased 7 basis points to 3.79% as compared to 3.72% in the trailing quarter. The 7 basis point increase is attributed to a 2 basis point increase in non-PPP loan yields, a 3 basis point decrease in the rate paid on interest-bearing liabilities, and an increase in yields on the PPP loans, which earned 5.59% during the three months ended December 31, 2020, as compared to 2.36% during the trailing quarter. The quarterly increase in yield on PPP loans is due to an acceleration of deferred loan fee accretion resulting from approximately $103,633,000 in PPP loans being approved by the SBA for forgiveness. Those increases were partially offset by declines in investment security yields which were 1.81% during the three months ended December 31, 2020, as compared to 2.16% during the trailing quarter.

As compared to the same quarter in the prior year, average loan yields, excluding PPP, decreased 42 basis points from 5.46% during the three months ended December 31, 2019, to 5.04% during the three months ended December 31, 2020. Of the 42 basis point decrease in yields on loans during the comparable three month periods ended December 31, 2020 and 2019, 39 basis points was attributable to decreases in market yields while 3 basis points was lost from the decline in accretion of purchased loan discounts. The index utilized in a significant portion of the Company’s variable rate loans, Wall Street Journal Prime, remained unchanged at 3.25% during the quarter ended December 31, 2020, as compared to the trailing quarter, but has decreased from 4.75% at December 31, 2019.
The decline in interest expense when compared to the trailing quarter is primarily attributed to the reduction in the cost of interest bearing liabilities, which decreased by 3 basis points as of December 31, 2020, to 0.17% from 0.20% at September 30, 2020, as a direct result of the aforementioned declining interest rate environment.

In addition, the growth of noninterest-bearing deposits has benefited the average costs of total deposits. Specifically, the ratio of average total noninterest-bearing deposits to total average deposits grew to 40.3% from 34.2% in the quarter ended December 31, 2020 as compared to the same quarter in the prior year which has allowed the average cost of total deposits to decrease to 0.07% from 0.22% in the comparable periods.

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Twelve months ended December 31, 2020			Twelve months ended December 31, 2019
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$4,361,679	$223,086	5.11%	$4,111,093	$223,750	5.44%
PPP loans	284,326	10,635	3.74%	—	—	—%
Investments-taxable	1,302,367	28,659	2.20%	1,360,793	41,095	3.02%
Investments-nontaxable (1)	116,717	4,636	3.97%	133,733	5,203	3.89%
Total investments	1,419,084	33,295	2.35%	1,494,526	46,298	3.10%
Cash at Federal Reserve and other banks	467,376	1,237	0.26%	171,021	3,597	2.10%
Total earning assets	6,532,465	268,253	4.11%	5,776,640	273,645	4.74%
Other assets, net	590,966			660,455
Total assets	$7,123,431			$6,437,095
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,313,804	$332	0.03%	$1,254,375	$1,089	0.09%
Savings deposits	2,015,134	2,595	0.13%	1,883,964	4,892	0.26%
Time deposits	397,216	3,958	1.00%	446,142	5,735	1.29%
Total interest-bearing deposits	3,726,154	6,885	0.18%	3,584,481	11,716	0.33%
Other borrowings	28,863	17	0.06%	15,484	387	2.50%
Junior subordinated debt	57,426	2,555	4.45%	57,133	3,272	5.73%
Total interest-bearing liabilities	3,812,443	9,457	0.25%	3,657,098	15,375	0.42%
Noninterest-bearing deposits	2,289,168			1,780,746
Other liabilities	119,710			121,933
Shareholders’ equity	902,110			877,318
Total liabilities and shareholders’ equity	$7,123,431			$6,437,095
Net interest rate spread (1) (2)			3.86%			4.32%
Net interest income and margin (1) (3)		$258,796	3.96%		$258,270	4.47%

(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Interest Rates and Loan Portfolio Composition
During 2020, declines in several market interest rates, including many rates that serve as reference indices for variable rate loans, declined markedly from previous levels. As of December 31, 2020, the Company's loan portfolio consisted of approximately $4.80 billion in outstanding principal with a weighted average coupon rate of 4.35%, inclusive of the PPP program loans. Excluding PPP loans, the Company's loan portfolio has approximately $4.47 billion outstanding with a weighted average coupon rate of 4.60% as of December 31, 2020. Included in the December 31, 2020 loan total, exclusive of PPP loans, are variable rate loans totaling $3.02 billion of which 88.2% or $2.66 billion were at their floor rate. The remaining variable rate loans totaling $357.0 million, which carried a weighted average coupon rate of 5.03% as of December 31, 2020, are subject to further rate adjustment. If those remaining variable rate loans were to collectively, through future rate adjustments, be reduced to their respective floors, they would have a weighted average coupon rate of approximately 4.36% which would result in the reduction of the weighted average coupon rate of the total loan portfolio, exclusive of PPP loans, from 4.60% to approximately 4.55%.
As of September 30, 2020, the Company's loan portfolio consisted of approximately $4.87 billion in outstanding principal with a weighted average coupon rate of 4.34%, inclusive of the PPP program loans. Excluding these loans, the Company's loan portfolio has approximately $4.43 billion outstanding with a weighted average coupon rate of 4.66% as of September 30, 2020. Included in this September 30, 2020 loan total, exclusive of PPP loans, are variable rate loans totaling $3.0 billion of which 87.7% or $2.62 billion were at their floor rate. The remaining variable rate loans totaling $369.0 million which carried a weighted average coupon rate of 5.07% as of September 30, 2020, are subject to further rate adjustment. If those remaining variable rate loans were to collectively, through future rate adjustments, be reduced to their respective floors, they would have a weighted average coupon rate of approximately 4.36% which would result in the reduction of the weighted average coupon rate of the total loan portfolio, exclusive of PPP loans, from 4.66% to approximately 4.61%.

Asset Quality and Credit Loss Provisioning
The Company adopted CECL on January 1, 2020. During the three months ended December 31, 2020, the Company recorded a provision for credit losses of $4,850,000, as compared to $7,649,000 for the trailing quarter, and a reversal of provision expense of $298,000 during the fourth quarter of 2019.
The following table presents details of the provision for credit losses for the periods indicated:

	Three months ended
(dollars in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Addition to allowance for credit losses	$4,450	$7,649	$22,089	$8,000
Addition to reserve for unfunded loan commitments	400	—	155	70
Total provision for credit losses	$4,850	$7,649	$22,244	$8,070

The allowance for credit losses (ACL) was $91,847,000 as of quarter ended December 31, 2020, a net increase of $4,272,000 over the immediately preceding quarter. More specifically, the changes in loan volume and changes in credit quality associated with levels of classified, past due and non-performing loans, in addition to changes in qualitative factors, resulted in the need for a provision for credit losses of $4,450,000, offset by net charge-offs totaled $178,000 during the current quarter. The portfolio-wide qualitative indicators associated with the forecast levels of California Unemployment contributed to the majority of the increase in credit reserves on loans as of December 31, 2020 as compared to the trailing quarter, adding approximately $5,250,000 to the required reserves. These increases were partially offset by reductions in required reserves of approximately $1,910,000 associated with historical loss rates which have continued to remain low despite the current economic recession.

The Company utilizes a forecast period of approximately eight quarters and obtains the forecast data from publicly available sources as of the balance sheet date. This forecast data continues to evolve and included significant shifts in the magnitude of changes for both the unemployment and GDP factors leading up to the balance sheet date. Management noted that the majority of economic forecasts utilized in the ACL calculation have continued to identify an expanded duration of the current recessionary period as caused by the global pandemic and partially offset by the governmental stimulus that has been or is expected to be provided.
Loans past due 30 days or more decreased by $3,321,000 during the quarter ended December 31, 2020 to $6,767,000, as compared to $10,522,000 at September 30, 2020. Non-performing loans were $26,864,000 at December 31, 2020, an increase of $3,901,000 and $10,000,000, respectively, from $22,963,000 and $16,864,000 as of September 30, 2020, and December 31, 2019, respectively.

The following table illustrates the total loans by risk rating and their respective percentage of total loans for the periods presented.

	December 31,	% of Total Loans	September 30,	% of Total Loans	December 31,	% of Total Loans
(dollars in thousands)	2020		2020		2019
Risk Rating:
Pass	$4,555,154	95.6%	$4,630,266	95.9%	$4,228,453	98.2%
Special Mention	158,241	3.4%	147,343	3.1%	44,217	1.0%
Substandard	49,732	1.0%	48,729	1.0%	34,696	0.8%
Total	$4,763,127		$4,826,338		$4,307,366

Classified loans to total loans	1.04%		1.01%		0.81%
Loans past due 30+ days to total loans	0.14%		0.22%		0.25%
The Company's loan portfolio for non-classified loans (loans graded special mention or better) remains generally consistent for the quarter ended December 31, 2020, as compared to the trailing quarter September 30, 2020, representing 99.0% of total loans outstanding, respectively. Loans risk graded special mention increased by approximately $10,898,000 during the quarter ended December 31, 2020 as compared to the trailing quarter. The downgrades to special mention were largely focused in one relationship of two loans totaling approximately $10,355,000 secured by commercial real estate properties which have received second COVID deferrals, but are believed to have more than sufficient collateral support.
Additions to other real estate owned totaled $609,000, representing three loans from the same borrower, during the quarter ended December 31, 2020. There were no sales during the same period. As of December 31, 2020, other real estate owned consisted of seven properties with a carrying value of $2,844,000. As of December 31, 2019, other real estate owned included five properties with a carrying value of $2,541,000.
Allocation of Credit Loss Reserves by Loan Type

	As of December 31, 2020		As of September 30, 2020		As of June 30, 2020
(dollars in thousands)	Amount	% of Credit Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non Owner Occupied	$29,380	1.91%	$28,847	1.80%	$26,091	1.63%
CRE - Owner Occupied	10,860	1.74%	9,625	1.66%	8,710	1.50%
Multifamily	11,472	1.79%	10,032	1.67%	8,581	1.49%
Farmland	1,980	1.30%	1,790	1.17%	1,468	0.97%
Total commercial real estate loans	53,692	1.82%	50,294	1.71%	44,850	1.54%
Consumer:
SFR 1-4 1st Liens	10,117	1.83%	8,937	1.72%	8,015	1.58%
SFR HELOCs and Junior Liens	11,771	3.59%	11,676	3.51%	12,108	3.38%
Other	3,261	4.20%	3,394	4.18%	3,042	3.73%
Total consumer loans	25,149	2.62%	24,007	2.57%	23,165	2.45%

Commercial and Industrial	4,252	0.81%	4,534	0.72%	4,018	0.63%
Construction	7,540	2.65%	7,640	2.68%	6,775	2.43%
Agricultural Production	1,209	2.74%	1,093	2.69%	919	2.59%
Leases	5	0.13%	7	0.19%	12	0.68%
Allowance for credit losses	91,847	1.93%	87,575	1.81%	79,739	1.66%
Reserve for unfunded loan commitments	3,400		3,000		3,000
Total allowance for credit losses	$95,247		$90,575	1.88%	$82,739	1.72%

For the periods presented in the table above and for purposes of calculating the "% of Credit Outstanding", PPP loans are included in the segment "Commercial and Industrial." PPP loans are fully guaranteed and therefore would not require any loss reserve allocation. Excluding the net outstanding balances of PPP loans from the ratio of the ACL to total loans results in a reserve ratio of approximately 2.07% as of December 31, 2020. In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements which is expected to be amortized over the life of the loans. As of December 31, 2020, the unamortized discount associated with acquired loans totaled $25,461,000 and if aggregated with the ACL would collectively represent 2.45% of total gross loans and 2.63% total loans less PPP loans.

Non-interest Income
The following table presents the key components of non-interest income for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	December 31, 2020	September 30, 2020	$ Change	% Change
ATM and interchange fees	$5,747	$5,637	$110	2.0%
Service charges on deposit accounts	3,518	3,334	184	5.5%
Other service fees	860	805	55	6.8%
Mortgage banking service fees	469	457	12	2.6%
Change in value of mortgage servicing rights	(376)	236	(612)	(259.3)%
Total service charges and fees	10,218	10,469	(251)	(2.4)%
Increase in cash value of life insurance	746	773	(27)	(3.5)%
Asset management and commission income	745	667	78	11.7%
Gain on sale of loans	3,460	3,035	425	14.0%
Lease brokerage income	173	175	(2)	(1.1)%
Sale of customer checks	111	91	20	22.0%
Gain on sale of investment securities	—	7	(7)	n/m
Loss on marketable equity securities	(8)	—	(8)	n/m
Other	1,135	(80)	1,215	(1518.8)%
Total other non-interest income	6,362	4,668	1,694	36.3%
Total non-interest income	$16,580	$15,137	$1,443	9.5%
Non-interest income increased $1,443,000 or 9.5% to $16,580,000 during the three months ended December 31, 2020 compared to $15,137,000 during the trailing quarter September 30, 2020. Mortgage loan origination volume increased during the period ended December 31, 2020 as a result of the continued favorable interest rate environment, leading to a $425,000 increase in gain on sale of loans, as compared to the trailing quarter. Additionally, other non-interest income contributed $1,135,000 during the quarter ended December 31, 2020, an increase of $1,215,000 from the trailing quarter. This increase was largely the result of a one-time death benefit totaling $498,000 realized during the quarter ended December 31, 2020. As an offset to the increased non-interest income discussed above, the change in valuation of mortgage servicing rights decreased by $376,000 during the quarter, which represented a decline of $612,000 in income as compared to the trailing quarter ended September 30, 2020.
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended December 31,
(dollars in thousands)	2020	2019	$ Change	% Change
ATM and interchange fees	$5,747	$5,227	$520	9.9%
Service charges on deposit accounts	3,518	4,268	(750)	(17.6)%
Other service fees	860	817	43	5.3%
Mortgage banking service fees	469	476	(7)	(1.5)%
Change in value of mortgage servicing rights	(376)	(159)	(217)	136.5%
Total service charges and fees	10,218	10,629	(411)	(3.9)%
Increase in cash value of life insurance	746	735	11	1.5%
Asset management and commission income	745	775	(30)	(3.9)%
Gain on sale of loans	3,460	1,059	2,401	226.7%
Lease brokerage income	173	247	(74)	(30.0)%
Sale of customer checks	111	128	(17)	(13.3)%
Gain on sale of investment securities	—	3	(3)	n/m
Gain on marketable equity securities	(8)	(14)	6	(42.9)%
Other	1,135	624	511	81.9%
Total other non-interest income	6,362	3,557	2,805	78.9%
Total non-interest income	$16,580	$14,186	$2,394	16.9%
In addition to the discussion above within the non-interest income for the three months ended December 31, 2020 and trailing September 30, 2020, overall fee generating deposit account activity remains depressed as a result of the COVID-19 pandemic, declining $750,000 or 17.6% during the three months ended December 31, 2020 when compared to the same period in the prior year, however, a slight increase of $184,000 or 5.5% over the trailing quarter was observed. These changes were benefited by continued

increases in ATM and interchange fees which increased by $110,000 and $530,000 over the trailing quarter and same quarter in the prior year, respectively.
The following table presents the key components of non-interest income for the current and prior year twelve month periods indicated:

	Twelve months ended December 31,
(dollars in thousands)	2020	2019	$ Change	% Change
ATM and interchange fees	$21,660	$20,639	$1,021	4.9%
Service charges on deposit accounts	13,944	16,657	(2,713)	(16.3)%
Other service fees	3,156	3,015	141	4.7%
Mortgage banking service fees	1,855	1,917	(62)	(3.2)%
Change in value of mortgage servicing rights	(2,634)	(1,811)	(823)	45.4%
Total service charges and fees	37,981	40,417	(2,436)	(6.0)%
Increase in cash value of life insurance	2,949	3,029	(80)	(2.6)%
Asset management and commission income	2,989	2,877	112	3.9%
Gain on sale of loans	9,122	3,282	5,840	177.9%
Lease brokerage income	668	878	(210)	(23.9)%
Sale of customer checks	414	529	(115)	(21.7)%
Gain on sale of investment securities	7	110	(103)	(93.6)%
Gain on marketable equity securities	64	86	(22)	(25.6)%
Other	1,000	2,312	(1,312)	(56.7)%
Total other non-interest income	17,213	13,103	4,110	31.4%
Total non-interest income	$55,194	$53,520	$1,674	3.1%

Non-interest income increased $1,674,000 or 3.1% to $55,194,000 during the twelve months ended December 31, 2020, compared to $53,520,000 during the equivalent period in 2019. This increase was primarily attributed to an increase in gains from the sale of mortgage loans, which resulted from increased volume, and contributed $5,840,000 to the overall increase in non-interest income during the year ended December 31, 2020 as compared to December 31, 2019. Non-interest income was negatively impacted by changes in the fair value of the Company’s mortgage servicing assets, as noted above, which contributed to a $823,000 decline for the year. Further, fee generative deposit account activity was impacted by reductions in the volume of returned check fees, declining by $2,713,000 to $13,944,000 for the twelve months ended December 31, 2020. Other non-interest income also declined by $1,312,000 during 2020, partially from decreases in the fair value of assets used to fund acquired deferred compensation plans totaling $514,000, as compared to 2019, as well as from a reduction in one-time death benefits realized during the years ended 2020 and 2019 of $498,000 and $831,000, respectively.
Non-interest Expense
The following table presents the key components of non-interest expense for the current and trailing quarterly periods indicated:

	Three Months Ended
(dollars in thousands)	December 31, 2020	September 30, 2020	$ Change	% Change
Base salaries, net of deferred loan origination costs	$16,510	$18,754	$(2,244)	(12.0)%
Incentive compensation	2,342	2,184	158	7.2%
Benefits and other compensation costs	9,621	8,383	1,238	14.8%
Total salaries and benefits expense	28,473	29,321	(848)	(2.9)%
Occupancy	3,815	3,440	375	10.9%
Data processing and software	2,919	3,561	(642)	(18.0)%
Equipment	1,293	1,549	(256)	(16.5)%
Intangible amortization	1,430	1,431	(1)	(0.1)%
Advertising	762	869	(107)	(12.3)%
ATM and POS network charges	1,536	1,314	222	16.9%
Professional fees	823	955	(132)	(13.8)%
Telecommunications	618	619	(1)	(0.2)%
Regulatory assessments and insurance	601	538	63	11.7%
Postage	377	118	259	219.5%
Operational losses	609	154	455	295.5%
Courier service	401	345	56	16.2%
Gain on sale or acquisition of foreclosed assets	(177)	—	(177)	n/m
Loss on disposal of fixed assets	30	22	8	36.4%
Other miscellaneous expense	2,236	2,478	(242)	(9.8)%
Total other non-interest expense	17,273	17,393	(120)	(0.7)%
Total non-interest expense	$45,746	$46,714	$(968)	(2.1)%
Average full-time equivalent staff	1,030	1,105	(75)	(6.8)%

Non-interest expense for the quarter ended December 31, 2020 decreased $968,000 or 2.1% to $45,746,000 as compared to $46,714,000 during the trailing quarter ended September 30, 2020. Salaries, net of deferred loan origination costs decreased by $2,244,000 to $16,510,000 for the three months ended December 31, 2020 due to a decrease in average full-time equivalent staff in addition to reductions in overtime and temporary help. Benefits related expenses increased by $1,238,000 to $9,621,000 during the quarter primarily as a result of increases in expenses associated with retirement obligations and insurance costs. Data processing and software expense declined by $642,000 for the quarter ended December 31, 2020, due to negotiated changes to the Company's data processing pricing structure and a temporary reduction in volume of variable priced services requested from the Company's vendor.
The following table presents the key components of non-interest expense for the current and prior year quarterly periods indicated:

	Three months ended December 31,
(dollars in thousands)	2020	2019	$ Change	% Change
Base salaries, net of deferred loan origination costs	$16,510	$18,594	$(2,084)	(11.2)%
Incentive compensation	2,342	3,042	(700)	(23.0)%
Benefits and other compensation costs	9,621	5,683	3,938	69.3%
Total salaries and benefits expense	28,473	27,319	1,154	4.2%
Occupancy	3,815	3,670	145	4.0%
Data processing and software	2,919	3,403	(484)	(14.2)%
Equipment	1,293	1,724	(431)	(25.0)%
Intangible amortization	1,430	1,430	—	—%
Advertising	762	1,411	(649)	(46.0)%
ATM and POS network charges	1,536	1,511	25	1.7%
Professional fees	823	859	(36)	(4.2)%
Telecommunications	618	753	(135)	(17.9)%
Regulatory assessments and insurance	601	93	508	546.2%
Postage	377	195	182	93.3%
Operational losses	609	307	302	98.4%
Courier service	401	269	132	49.1%
Gain on sale or acquisition of foreclosed assets	(177)	—	(177)	n/m
Loss on disposal of fixed assets	30	—	30	n/m
Other miscellaneous expense	2,236	4,020	(1,784)	(44.4)%
Total other non-interest expense	17,273	19,645	(2,372)	(12.1)%
Total non-interest expense	$45,746	$46,964	$(1,218)	(2.6)%
Average full-time equivalent staff	1,030	1,160	(130)	(11.2)%
Non-interest expense decreased by $1,218,000 or 2.6% to $45,746,000 during the three months ended December 31, 2020 as compared to $46,964,000 for the three months ended December 31, 2019. For reasons similar to those discussed above salary and benefit expense increased by $1,154,000 or 4.2% to $28,473,000 during the three months ended December 31, 2020 as compared to $27,319,000 for the same period in 2019. Offsetting this increase were declines in miscellaneous expenses, which decreased during the period by $1,784,000 or 44.4% to $2,236,000, and were primarily attributed to a $1,174,000 reduction in travel and outside training expenses as associated with the precautionary and restricted travel environment associated with the pandemic. Further, advertising expense was reduced by $649,000 or 46.0%, to $762,000 during the three months ended December 31, 2020 as compared to $1,411,000 for the same period in 2019.

The following table presents the key components of non-interest income for the current and prior year twelve month periods indicated:

	Twelve months ended December 31,
(dollars in thousands)	2020	2019	$ Change	% Change
Base salaries, net of deferred loan origination costs	$70,164	$70,218	$(54)	(0.1)%
Incentive compensation	10,022	13,106	(3,084)	(23.5)%
Benefits and other compensation costs	31,935	22,741	9,194	40.4%
Total salaries and benefits expense	112,121	106,065	6,056	5.7%
Occupancy	14,528	14,893	(365)	(2.5)%
Data processing and software	13,504	13,517	(13)	(0.1)%
Equipment	5,704	7,022	(1,318)	(18.8)%
Intangible amortization	5,723	5,723	—	—%
Advertising	2,827	5,633	(2,806)	(49.8)%
ATM and POS network charges	5,433	5,447	(14)	(0.3)%
Professional fees	3,222	3,754	(532)	(14.2)%
Telecommunications	2,601	3,190	(589)	(18.5)%
Regulatory assessments and insurance	1,594	1,188	406	34.2%
Postage	1,068	1,258	(190)	(15.1)%
Operational losses	1,168	986	182	18.5%
Courier service	1,414	1,308	106	8.1%
Gain on sale or acquisition of foreclosed assets	(234)	(246)	12	(4.9)%
Loss on disposal of fixed assets	67	82	(15)	(18.3)%
Other miscellaneous expense	12,018	15,637	(3,619)	(23.1)%
Total other non-interest expense	70,637	79,392	(8,755)	(11.0)%
Total non-interest expense	$182,758	$185,457	$(2,699)	(1.5)%
Average full-time equivalent staff	1,093	1,150	(57)	(5.0)%
Non-interest expense decreased by $2,699,000 or 1.5% to $182,758,000 during the twelve months ended December 31, 2020 as compared to $185,457,000 for the same period in 2019. Reductions in advertising expenses totaling $2,806,000 or 49.8% to $2,827,000 contributed to this beneficial change, as did declines in miscellaneous expenses totaling $3,619,000 or 23.1% attributed primarily to a $1,681,000 reduction in travel and training expenses as a result of state-wide shelter-in-place restrictions and a reduction of $418,000 in third party services, which were partially offset by the indirect loan documentation and administrative costs associated with PPP lending activity. These declines were offset by a net increase in salaries and benefits expense by $6,056,000 or 5.7% to $112,121,000 during the twelve months ended December 31, 2020 as compared to $106,065,000 for the same period in 2019.

Provision for Income Taxes
The Company’s effective tax rate was 25.8% for the year ended December 31, 2020, as compared to 27.4% for the year ended December 31, 2019. The reduction in effective tax rate was made possible through the provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) which provided the Company with an opportunity to file amended tax returns and generate proposed refunds of approximately $805,000. Other differences between the Company's effective tax rate and applicable federal and state statutory rates are due to the proportion of non-taxable revenue and low income housing tax credits as compared to the levels of pre-tax earnings.

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statement
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There can be no assurance that future developments affecting us will be the same as those anticipated by management. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of changes in financial services policies, laws and regulations; technological changes; weather, natural disasters and other catastrophic events that may or may not be caused by climate change and their effects on economic and business environments in which the Company operates; the continuing adverse impact on the U.S. economy, including the markets in which we operate, due to the COVID-19 global pandemic, and the impact of a slowing U.S. economy and increased unemployment on the performance of our loan portfolio, the market value of our investment securities, the availability of sources of funding and the demand for our products; the costs or effects of mergers, acquisitions or dispositions we may make; the future operating or financial performance of the Company, including our outlook for future growth, changes in the level of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses including the timing and effects of the implementation of the current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting standards and practices; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; our ability to attract and maintain deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; our noninterest expense and the efficiency ratio; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; the challenges of integrating and retaining key employees; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks and the cost to defend against such attacks; change to U.S. tax policies, including our effective income tax rate; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the discontinuation of the London Interbank Offered Rate and other reference rates; and our ability to manage the risks involved in the foregoing. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2019, and Quarterly Reports on form 10-Q for the periods ended September 30, 2020, June 30, 2020, and March 31, 2020, which have been filed with the Securities and Exchange Commission (the “SEC”) and are available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We are under no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands, except share data)

	Three months ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Revenue and Expense Data
Interest income	$68,081	$65,438	$67,148	$66,517	$67,918
Interest expense	1,659	1,984	2,489	3,325	3,722
Net interest income	66,422	63,454	64,659	63,192	64,196
Provision for (benefit from) credit losses	4,850	7,649	22,244	8,070	(298)
Noninterest income:
Service charges and fees	10,218	10,469	8,168	9,126	10,629
Gain on sale of investment securities	—	7	—	—	3
Other income	6,362	4,661	3,489	2,694	3,554
Total noninterest income	16,580	15,137	11,657	11,820	14,186
Noninterest expense:
Salaries and benefits	28,473	29,321	27,055	27,272	27,319
Occupancy and equipment	5,108	4,989	4,748	5,387	5,394
Data processing and network	4,455	4,875	4,867	4,740	4,914
Other noninterest expense	7,709	7,529	8,880	7,350	9,337
Total noninterest expense	45,745	46,714	45,550	44,749	46,964
Total income before taxes	32,407	24,228	8,522	22,193	31,716
Provision for income taxes	8,750	6,622	1,092	6,072	8,826
Net income	$23,657	$17,606	$7,430	$16,121	$22,890
Share Data
Basic earnings per share	$0.80	$0.59	$0.25	$0.53	$0.75
Diluted earnings per share	$0.79	$0.59	$0.25	$0.53	$0.75
Dividends per share	$0.22	$0.22	$0.22	$0.22	$0.22
Book value per common share	$31.12	$30.31	$29.76	$28.91	$29.70
Tangible book value per common share (1)	$23.09	$22.24	$21.64	$20.80	$21.69
Shares outstanding	29,727,214	29,769,389	29,759,209	29,973,516	30,523,824
Weighted average shares	29,756,831	29,763,898	29,753,699	30,394,904	30,520,490
Weighted average diluted shares	29,863,478	29,844,396	29,883,193	30,522,842	30,650,071
Credit Quality
Allowance for credit losses to gross loans	1.93%	1.81%	1.66%	1.32%	0.71%
Loans past due 30 days or more	$6,767	$10,522	$16,622	$28,693	$9,024
Total nonperforming loans	$26,864	$22,963	$20,730	$17,955	$16,864
Total nonperforming assets	$29,708	$25,020	$22,652	$20,184	$19,405
Loans charged-off	$560	$194	$491	$510	$1,098
Loans recovered	$382	$381	$230	$892	$475
Selected Financial Ratios
Return on average total assets	1.24%	0.95%	0.43%	1.00%	1.40%
Return on average equity	10.37%	7.79%	3.39%	7.14%	10.03%
Average yield on loans, excluding PPP	5.04%	5.02%	5.17%	5.23%	5.33%
Average yield on interest-earning assets	3.88%	3.83%	4.26%	4.57%	4.65%
Average rate on interest-bearing deposits	0.12%	0.15%	0.20%	0.29%	0.33%
Average cost of total deposits	0.07%	0.09%	0.12%	0.19%	0.22%
Average rate on borrowings & subordinated debt	2.43%	2.49%	3.25%	3.89%	3.96%
Average rate on interest-bearing liabilities	0.17%	0.20%	0.27%	0.37%	0.41%
Net interest margin (fully tax-equivalent) (1)	3.79%	3.72%	4.10%	4.34%	4.39%
Loans to deposits	73.21%	76.12%	76.84%	81.05%	80.26%
Efficiency ratio	55.11%	59.44%	59.69%	59.66%	59.92%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,960	$1,876	$2,587	$1,748	$2,218
All other loan interest income (excluding PPP)	$53,379	$53,560	$53,466	$54,510	$54,644
Total loan interest income (excluding PPP)	$55,339	$55,436	$56,053	$56,258	$56,862
(1) Non-GAAP measure

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands)

Balance Sheet Data	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Cash and due from banks	$669,551	$652,582	$705,852	$185,466	$276,507
Securities, available for sale, net	1,417,289	1,145,989	999,313	1,005,006	953,098
Securities, held to maturity, net	284,563	310,696	337,165	359,770	375,606
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	6,268	6,570	8,352	2,695	5,265
Loans:
Commercial loans	570,202	673,281	667,263	285,830	283,707
Consumer loans	284,835	400,711	416,490	428,313	445,542
Real estate mortgage loans	3,522,639	3,466,307	3,437,960	3,422,440	3,328,290
Real estate construction loans	385,451	286,039	279,692	242,479	249,827
Total loans, gross	4,763,127	4,826,338	4,801,405	4,379,062	4,307,366
Allowance for credit losses	(91,847)	(87,575)	(79,739)	(57,911)	(30,616)
Total loans, net	4,671,280	4,738,763	4,721,666	4,321,151	4,276,750
Premises and equipment	83,731	84,856	85,292	86,304	87,086
Cash value of life insurance	118,870	120,026	119,254	118,543	117,823
Accrued interest receivable	20,004	19,557	20,337	18,575	18,897
Goodwill	220,872	220,872	220,872	220,872	220,872
Other intangible assets	17,833	19,264	20,694	22,126	23,557
Operating leases, right-of-use	27,846	28,879	29,842	30,221	27,879
Other assets	84,172	84,495	74,182	86,330	70,591
Total assets	$7,639,529	$7,449,799	$7,360,071	$6,474,309	$6,471,181
Deposits:
Noninterest-bearing demand deposits	$2,581,517	$2,517,819	$2,487,120	$1,883,143	$1,832,665
Interest-bearing demand deposits	1,414,908	1,346,716	1,318,951	1,243,192	1,242,274
Savings deposits	2,164,942	2,099,780	2,043,593	1,857,684	1,851,549
Time certificates	344,567	376,273	398,594	418,679	440,506
Total deposits	6,505,934	6,340,588	6,248,258	5,402,698	5,366,994
Accrued interest payable	1,362	1,571	1,734	1,986	2,407
Operating lease liability	27,973	28,894	29,743	30,007	27,540
Other liabilities	94,597	91,902	98,684	96,560	91,984
Other borrowings	26,914	27,055	38,544	19,309	18,454
Junior subordinated debt	57,635	57,527	57,422	57,323	57,232
Total liabilities	6,714,415	6,547,537	6,474,385	5,607,883	5,564,611
Common stock	530,835	531,075	530,422	534,623	543,998
Retained earnings	381,999	365,611	354,645	356,935	367,794
Accum. other comprehensive income (loss)	12,280	5,576	619	(25,132)	(5,222)
Total shareholders’ equity	$925,114	$902,262	$885,686	$866,426	$906,570
Quarterly Average Balance Data
Average loans, excluding PPP	$4,363,873	$4,389,672	$4,363,481	$4,329,357	$4,231,347
Average interest-earning assets	$6,998,582	$6,815,495	$6,365,865	$5,883,750	$5,823,795
Average total assets	$7,570,952	$7,380,961	$7,027,735	$6,506,587	$6,482,832
Average deposits	$6,341,175	$6,278,638	$5,937,294	$5,395,933	$5,385,190
Average borrowings and subordinated debt	$90,085	$91,225	$83,685	$80,062	$77,452
Average total equity	$907,468	$898,986	$880,405	$908,633	$905,585
Capital Ratio Data
Total risk based capital ratio	15.2%	15.2%	15.1%	15.1%	15.1%
Tier 1 capital ratio	14.0%	14.0%	13.9%	13.9%	14.4%
Tier 1 common equity ratio	12.9%	12.9%	12.8%	12.8%	13.3%
Tier 1 leverage ratio	9.9%	10.0%	10.3%	11.2%	11.6%
Tangible capital ratio (1)	9.3%	9.2%	9.1%	10.0%	10.6%
(1) Non-GAAP measure

TRICO BANCSHARES—NON-GAAP FINANCIAL MEASURES
(Unaudited. Dollars in thousands)

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results, and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$1,960	$1,876	$2,218	$8,171	$8,137
Effect on average loan yield	0.18%	0.17%	0.21%	0.19%	0.20%
Effect on net interest margin (FTE)	0.11%	0.11%	0.15%	0.13%	0.14%
Net interest margin (FTE)	3.79%	3.72%	4.39%	3.96%	4.47%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	3.68%	3.61%	4.24%	3.84%	4.33%
PPP loans yield, net:
Amount (included in interest income)	$5,676	$2,603	none	$10,635	none
Effect on net interest margin (FTE)	0.11%	(0.09)%	—	(0.01)%	—
Net interest margin less effect of PPP loan yield (Non-GAAP)	3.68%	3.81%	—	3.97%	—
Acquired loan discount accretion and PPP loan yield, net:
Amount (included in interest income)	$7,636	$4,479	$2,218	$18,806	$8,137
Effect on net interest margin (FTE)	0.23%	0.02%	0.15%	0.12%	0.14%
Net interest margin less effect of acquired loan discount accretion and PPP yields, net (Non-GAAP)	3.56%	3.70%	4.24%	3.84%	4.33%

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$23,657	17,606	$22,890	$64,814	$92,072
Exclude income tax expense	8,750	6,622	8,826	22,536	34,750
Exclude provision (benefit) for credit losses	4,850	7,649	(298)	42,813	(1,690)
Net income before income tax and provision expense (Non-GAAP)	$37,257	$31,877	$31,418	$130,163	$125,132

Average assets (GAAP)	$7,570,952	$7,380,961	$6,452,470	$7,123,431	$6,437,095
Average equity (GAAP)	907,468	898,986	905,585	902,110	877,318

Return on average assets (GAAP) (annualized)	1.24%	0.95%	1.40%	0.91%	1.43%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.96%	1.72%	1.93%	1.83%	1.94%
Return on average equity (GAAP) (annualized)	10.37%	7.79%	10.03%	7.18%	10.49%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	16.33%	14.11%	13.76%	14.43%	14.26%

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Return on tangible common equity
Average total shareholders' equity	$907,468	$898,986	$905,585	$902,110	$877,318
Exclude average goodwill	220,872	220,872	220,872	220,872	220,922
Exclude average other intangibles	18,549	19,979	24,273	20,695	26,419
Average tangible common equity (Non-GAAP)	$668,047	$658,135	$660,441	$660,543	$629,978

Net income (GAAP)	$23,657	$17,606	$22,890	$64,814	$92,072
Exclude amortization of intangible assets, net of tax effect	1,007	1,008	1,007	4,031	4,031
Tangible net income available to common shareholders (Non-GAAP)	$24,664	18,614	$23,897	$68,845	$96,103

Return on average equity	10.37%	7.79%	10.03%	7.18%	10.49%
Return on average tangible common equity (Non-GAAP)	14.69%	11.25%	14.39%	10.42%	15.26%

	Three months ended
(dollars in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Tangible common shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$925,114	$902,262	$885,686	$866,426	$906,570
Exclude goodwill and other intangible assets, net	238,705	240,136	241,566	242,998	244,429
Tangible s/h equity (Non-GAAP)	$686,409	$662,126	$644,120	$623,428	$662,141

Total assets (GAAP)	$7,639,529	$7,449,799	$7,360,071	$6,474,309	$6,471,181
Exclude goodwill and other intangible assets, net	238,705	240,136	241,566	242,998	244,429
Total tangible assets (Non-GAAP)	$7,400,824	$7,209,663	$7,118,505	$6,231,311	$6,226,752

Common s/h equity to total assets (GAAP)	12.11%	12.11%	12.03%	13.38%	14.01%
Tangible common shareholders' equity to tangible assets (Non-GAAP)	9.27%	9.18%	9.05%	10.00%	10.63%

	Three months ended
(dollars in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Tangible common shareholders' equity per share
Tangible s/h equity (Non-GAAP)	$686,409	$662,126	$644,120	$623,428	$662,141
Tangible assets (Non-GAAP)	7,400,824	7,209,663	7,118,505	6,231,311	6,226,752

Common shares outstanding at end of period	29,727,214	29,769,389	29,759,209	29,973,516	30,523,824

Common s/h equity (book value) per share (GAAP)	$31.12	$30.31	$29.76	$28.91	$29.70
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$23.09	$22.24	$21.64	$20.80	$21.69

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